Exhibit 10.14

[VIEWSONIC CORPORATION LETTERHEAD]

October 6, 1999

Mr. Christopher Franey

Dear Christopher,

This letter is to confirm ViewSonic Corporation’s (the Company) offer to you of an overseas assignment, based at ViewSonic’s European headquarters, in your present role of Sr. Vice President of International Business Units.  The duration of the assignment will be not less than one year with a target of not more than 18 months, beginning January 1, 2000.  The following terms and conditions of your assignment will apply:

Compensation – A 15% premium salary adjustment will be applied to your present salary of $205,000 for the duration of the project.  You will also be eligible for a commission of 1% of the pretax operating profits of VSE.  In addition there will be a bonus opportunity of $125,000 which will be based on a schedule of quantitative objectives established jointly by us prior to the beginning of the assignment and paid quarterly.  You will not be eligible for the VSC profit sharing bonus during your assignment.

Moving Expenses – The Company will pay for the actual and reasonable costs for a single ocean shipment for a reasonable amount of necessary household goods and personal effects to and from the assignment location.  The maximum shipment allowance, exclusive of packing materials is a 40 foot container.  Shipment is restricted to one origin point and one destination point.  Further, the Company will pay for full replacement value insurance coverage for household goods and personal effects with the exception of certain high value items such as jewelry, furs, antiques, artwork, collections, investment items, etc.

Benefits – Health and Welfare – Health and Welfare (e.g. medical, dental, vision, life, AD&D, short and long term disability and worker’s compensation) insurance programs will be based on the home country employee benefits.  If this is not feasible, the Company will make arrangements for comparable coverage at Company expense.  Any miscellaneous home country benefits will continue to apply subject to program limitations and provisions.  Your vacation accrual and use will continue on the VSC vacation plan, however, you will follow the holiday schedule of the assignment location.

Housing – Subject to my approval, the Company will pay for housing and any utilities in Europe, with the exception of personal phone usage expenses.

Automobile – Subject to my approval, the Company will pay the rental cost for one car for your use during the assignment.

Passport/Visa/Work Permit – The Company will reimburse actual, reasonable and required costs associated with obtaining necessary work and residency permits.

Travel – All travel will be according to Company policy.  Coach travel for your spouse will be approved by me on an individual basis.

Company Initiated Termination – In the case of Company-initiated termination, you shall be provided with return economy airfare for you and your spouse and return shipment of household goods to your point of origin.  The restrictions and limitations outlined in the moving expenses section apply.  All return travel must be completed within 60 days of the conclusion of the assignment to be eligible for reimbursement.

Tax – During the assignment, you will be responsible for filing all applicable home and assignment location tax returns.  The Company will assist in this process by arranging for and bearing the cost of tax preparations services for each year of international assignment, including the year of expatriation and repatriation.  It is the intent of the Company that your tax will be equalized to the United States.  Your tax liability will be approximately equal to the amount of U.S. Federal income tax you would be required to pay if you were employed here in the U.S. for the entire year.  The Company will pay for any assignment country or home country tax costs that exceed the U.S. tax equalization amount.

U.K. Tax Liability – The Company will be responsible for all U.K. taxes incurred on any company related salary income earned during this assignment.

To confirm receipt and understanding of these terms and conditions, please sign below.

Sincerely,

/s/ Chuck McArthur
Chuck McArthur, COO

/s/ Christopher Franey	November 15, 1999
Christopher Franey	Date